EXHIBIT 23.1

Members:
American Institute of Certified
Public Accountants
◆
Florida Institute of Certified
FROMENT JOHN GONZALEZ, III, CPA	Public Accountants
DON F. RODRIGUEZ, CPA, CVA	◆
SAM S. FERLITA, CPA, CVA	Registered with Public
VINCENT E. WALSH, CPA	Company Accounting
Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2019, on the financial statements of Odyssey Marine Exploration, Inc. and Subsidiaries, which report appears in the 2018 Annual Report to shareholders of Odyssey Marine Exploration, Inc. and Subsidiaries, and to the references to our Firm Under the caption “Experts” in the Prospectus.

Ferlita, Walsh, Gonzalez & Rodriguez, P.A. Certified Public Accountants Tampa, Florida

July 12, 2019

3302 Azeele St. ◆ Tampa, FL 33609

(813) 877-9609 ◆ Fax: (813) 875-4477

www.fwgcpas.com